Exhibit 99.1

FOR IMMEDIATE RELEASE
Contact: Richard B. Hurd
Telephone: (414) 235-5207

1895 Bancorp of Wisconsin, Inc., Greenfield, Wisconsin
Announces Financial Results for the Year Ended December 31, 2021

Greenfield, Wisconsin - March 11, 2022 - 1895 Bancorp of Wisconsin, Inc., (NASDAQ: BCOW) (the “Company”), the holding company for PyraMax Bank, today announced unaudited financial results for the year ended December 31, 2021.

Net income for the year ended December 31, 2021 was $85,000, or $0.01 per diluted share, compared to $1.3 million, or $0.28 per diluted share, for the year ended December 31, 2020.  The decrease in net income was primarily the result of a $2.5 million decrease in noninterest income and a $1.2 million increase in noninterest expense, offset by a $1.8 million decrease in income taxes, a $470,000 decrease in provision expense and a $248,000 increase in net interest income.
Net interest income increased $248,000, or 2.0%, to $12.7 million for the year ended December 31, 2021, from $12.5 million for the year ended December 31, 2020.  The increase was due primarily to a $1.5 million, or 49.5%, decrease in interest expense, partially offset by a $1.3 million, or 8.1%, decrease in interest and dividend income.  The decrease in both interest expense and interest income was primarily due to the continued low interest rate environment which resulted in a decrease in our average yield on interest earning-assets and cost of interest-bearing liabilities.   The weighted average yield on our interest-earning assets decreased from 3.48% for 2020 to 2.84% for 2021 and our average cost of interest-bearing liabilities decreased from 0.91% for 2020 to 0.44% for 2021.
Provision for loan losses was $30,000 for the year ended December 31, 2021, compared to $500,000 for the year ended December 31, 2020. The allowance for loan losses was $2.9 million, or 0.88% of total loans, at December 31, 2021, compared to $2.7 million, or 0.82% of total loans, at December 31, 2020. Nonaccrual loans constituted 0.31% of total loans at December 31, 2021 and 0.39% of total loans at December 31, 2020.
Noninterest income decreased $2.5 million, or 37.0%, from $6.8 million for the year ended December 31, 2020 to $4.3 million for the year ended December 31, 2021. The decrease was due primarily to a $2.0 million decrease in net gain on sale of loans and a $1.0 million decrease in net gains realized on the sale of securities.  The decrease in net gain on sale of loans was primarily due to a decrease in the volume of mortgage loans originated and sold.
Noninterest expense increased $1.2 million, or 7.9%, to $16.9 million for the year ended December 31, 2021 from $15.7 million for the year ended December 31, 2020. The increase was due primarily to a $751,000 increase in salaries and employee benefits and a $344,000 increase in other noninterest expenses.
Income tax benefit was $64,000 for the year ended December 31, 2021, compared to income tax expense of $1.7 million for the year ended December 31, 2020. Included in income tax expense for 2020 was a $934,000 increase in our deferred tax valuation allowance.
Total assets were $539.6 million at December 31, 2021, an increase of $22.9 million, or 4.4%, compared to total assets of $516.8 million at December 31, 2020. The increase was primarily due to an increase in available-for-sale securities of $53.7 million, partially offset by a decrease in cash and cash equivalents of $25.7 million.

Available for sale securities increased $53.7 million, or 91.5%, to $112.4 million at December 31, 2021, from $58.7 million at December 31, 2020. The increase in securities was the result of management’s decision to invest a portion of the Company’s cash and cash equivalents into securities with higher yields to increase future earnings, while maintaining a high degree of liquidity.
Net loans decreased $5.3 million, or 1.6%, to $323.8 million at December 31, 2021, from $329.1 million at December 31, 2020. The decrease was due primarily to a $12.2 million decrease in commercial loans and a $5.3 million decrease in consumer home equity and line of credit loans.  A significant portion of the decrease in commercial loans was the result of the forgiveness of PPP loans.  Partially offsetting these decreases was an $11.7 million increase in first mortgage residential real estate loans.  The increase in first mortgage loans was the result of management’s decision to retain more of these loans on our books, based on our liquidity and interest rate risk position at the time, in order to increase earnings by investing a portion of our liquidity in higher yielding assets.
Deposits increased $4.7 million, or 1.2%, to $384.5 million at December 31, 2021, from $379.8 million at December 31, 2020.
Borrowings, consisting entirely of FHLB advances, decreased $13.0 million, or 18.9%, to $55.4 million at December 31, 2021, from $68.4 million at December 31, 2020.  The decrease was due to the maturity and repayments of principal on outstanding advances.
Total equity increased $30.9 million, or 51.5%, to $90.9 million at December 31, 2021, from $60.0 million at December 31, 2020. The increase was primarily due to the July 2021 capital raise which generated $35.4 million in gross proceeds.  At December 31, 2021, PyraMax Bank had a total risk-based capital ratio of 20.2% and a Tier 1 risk-based capital ratio of 19.4%.

About 1895 Bancorp of Wisconsin, Inc.

1895 Bancorp of Wisconsin, Inc. is the savings and loan holding company for PyraMax Bank.  The Company’s stock trades on the NASDAQ Capital Market under the symbol “BCOW”.  PyraMax Bank was established in 1895 as South Milwaukee Savings and Loan Association and has operated in the Milwaukee, Wisconsin market since that time.  PyraMax Bank is a full-service stock savings bank with its corporate office in Greenfield, Wisconsin, servicing customers in Milwaukee, Waukesha and Ozaukee counties through our six banking offices.

Forward-Looking Statements
This release may contain certain “forward-looking statements” that represent 1895 Bancorp of Wisconsin, Inc.’s current expectations or beliefs concerning future events.  Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “assume,” “plan,” “seek,” “expect,” “will,” “may,” “should,” “indicate,” “would,” “believe,” “contemplate,” “continue,” “target” and words of similar meaning.  Forward-looking statements are subject to numerous risks and uncertainties, as described in the “Risk Factors” disclosures included in our Registration Statement on Form S-1, initially filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 3, 2021, as supplemented in our subsequent Quarterly Reports on Form 10-Q and other reports that we file with the SEC.  Our SEC filings are available free of charge at www.sec.gov. Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this news release or made elsewhere from time to time by 1895 Bancorp of Wisconsin, Inc. or on its behalf.  1895 Bancorp of Wisconsin, Inc. disclaims any obligation to update such forward-looking statements.

1895 BANCORP OF WISCONSIN, INC.
SUMMARY CONSOLIDATED BALANCE SHEETS
(In thousands)
	December 31,
	2021 (unaudited)	2020
Assets
Cash and cash equivalents	66,803	92,526
Available for sale securities, stated at fair value	112,440	58,703
Loans, net	323,789	329,073
Premises and equipment, net	5,864	6,275
Cash value of life insurance	13,892	13,485
Other assets	16,851	16,695
TOTAL ASSETS	$ 539,639	$ 516,757
Liabilities and Stockholders' Equity
Deposits	$ 384,501	$ 379,848
FHLB advances	55,442	68,398
Other liabilities	8,803	8,503
TOTAL LIABILITIES	448,746	456,749
Total stockholders' equity	90,893	60,008
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$ 539,639	$ 516,757

1895 BANCORP OF WISCONSIN, INC.
SUMMARY STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)
	Years ended December 31,
	2021 (unaudited)	2020
Interest and dividend income	14,238	15,495

Interest expense	1,536	3,041

Net interest income	12,702	12,454
Provision for loan losses	30	500
Net interest income after provision for loan losses	12,672	11,954

Noninterest income	4,270	6,778

Noninterest expense	16,921	15,679

Income before income taxes	21	3,053
Income (benefit) tax expense	(64)	1,736
Net income	$ 85	$ 1,317
Earnings per share:
Basic	$0.01	$0.28
Diluted	$0.01	$0.28